Exhibit 99.2

2007-11
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON RECEIVES $100 MILLION CONTRACT FOR SUBSEA SYSTEMS ON VAN GOGH PROJECT OFFSHORE AUSTRALIA

HOUSTON (July 13, 2007) -- Cameron (NYSE: CAM) has been awarded a contract worth approximately $100 million to provide equipment for Apache Energy Ltd.’s Van Gogh project offshore Western Australia.
Under the contract, Cameron will provide engineering and project management services, 13 wellhead and subsea tree systems, control systems, two subsea manifold structures with the associated flowline connection system and related equipment. Initial delivery and installation of wellheads and trees is scheduled to begin in July 2007, with additional trees, controls, manifolds and other equipment deliveries to continue through 2008.
Cameron President and Chief Operating Officer Jack B. Moore said, “We are pleased to have the opportunity to work with Apache on this important project and continue Cameron’s long history of providing equipment and services in this region.”
   Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and Apache’s acceptance of, the subsea systems ordered.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.